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VALOR COMPUTERIZED SYSTEMS LTD.

THE 2005 SHARE OPTION PLAN

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1.         Name

This Plan, as amended from time to time, shall be known as the Valor Computerized Systems Ltd. Share Option Plan (the “Option Plan” or the “Plan”).

2.         Purpose of the Option Plan

The Option Plan is intended as an incentive to retain, in the employ and/or service of Valor Computerized Systems Ltd. (the “Company”), Valor Computerized Systems Inc., Valor Computerized System NV, Valor Finland Oy, Frontline P.C.B. Solutions Limited Partnership, Valor Computerized Systems Japan KK, Valor Computerized Systems Far East Limited, Valor Computer Systems GmbH and e4eNet.com. Inc., and any other subsidiary in which the Company shall hold at the time of granting an Option, directly or indirectly, no less than 50% of the voting rights or a Subsidiary of which hereafter is organized or acquired by the Company (“Subsidiary”), persons of training, experience, and ability, to attract new employees, directors, consultants or service providers, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Option Plan approved by the board of directors of the company.

This Plan is effective with respect to Options granted as of January 1, 2005 and shall comply with Amendment no. 132 of the Israeli Tax Ordinance.

Options granted under the Plan may or may not contain such terms as will qualify such options as Incentive Stock Options (“ISOs”) within the meaning of Section 422 (b) of the United States Internal Revenue Code of 1986, as amended (“the Code”). Options that do not contain terms as will qualify them as ISOs shall be referred to herein as Non-Qualified Stock Options (“NQSOs”).

3.         Definitions

For purposes of the Plan and related documents, including the Option Agreement, the following definitions shall apply:

3.1	“Approved 102 Option” means an Option granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Optionee.

3.2	“Board” means the Board of Directors of the Company.

3.3	“Capital Gain Option (CGO)” as defined in Section 6.4 below.

3.4
“Cause” means, (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Optionee’s direct supervisor, which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company;

and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

3.5	“Chairman” means the chairman of the Committee.

3.6	“Committee” means a share option compensation committee appointed by the Board, which shall consist of no fewer than two members of the Board.

3.7	“Companies Law” means the Israeli Companies Law 5759-1999.

3.8	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

3.9	“Date of Grant” means, the date of grant of an Option, as determined by the Board and set forth in the Optionee’s Option Agreement.

3.10	“Employee” means a person who is employed by the Company or its Subsidiary, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

3.11	“Exercise Price” means the price for each Share subject to an Option.

3.12	“Expiration Date” means the date upon which an Option shall expire, as set forth in Section 11.2 of the Plan.

3.13	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(i) If the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable.

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the Date of Grant the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following the Date of Grant, the Fair Market Value of a Share at the Date of Grant shall be determined in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant or on the thirty (30) trading days following the date of registration for trading, as the case may be;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

3.14	“ITA” means the Israeli Tax Authorities.

3.15	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

3.16	“Ordinary Income Option (OIO)” as defined in Section 6.5 below.

3.17	“Option” means an option to purchase one or more Shares of the Company pursuant to the Plan.

3.18	“102 Option” means any Option granted to Employees pursuant to Section 102 of the Ordinance.

3.19	“3(i) Option” means an Option granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

3.20	“Optionee” means a person who receives or holds an Option under the Plan.

3.21	“Option Agreement” means the share option agreement between the Company and an Optionee that sets out the terms and conditions of an Option.

3.22	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

3.23
“Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, such company (directly or indirectly), owns stock possessing fifty percent (50%) or more of total combined voting power of all classes of stock in one of the other company in such chain.

3.24	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

3.25	“Share” means the ordinary shares, NIS 0.1 par value each, of the Company.

3.26	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

3.27
“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of all or substantially all of the assets of the Company.

3.28	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

3.29	“Unapproved 102 Option” means an Option granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.30	“Vested Option” means any Option, which has already been vested according to the Vesting Dates.

3.31
“Vesting Dates” means, as determined by the Board or by the Committee, the date as of which the Optionee shall be entitled to exercise the Options or part of the Options, as set forth in section 12 of the Plan.

4.         Administration of the Option Plan

4.1
The Board or the Committee shall have the power to administer the Option Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

4.2
The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the Option Plan while serving on the Committee, unless otherwise specified herein.

4.3	The Committee shall have full power and authority to recommend the Board and the Board shall have the full power and authority to:

(i) designate the participants; (ii) determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option Agreement, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) acceleration of the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) designate any kind of options; and (v) make an election as to the type of Approved 102 Option.

The Committee shall have full power and authority to:

(i) Interpret the provisions and supervise the administration of the Option Plan; (ii) Determine the Fair Market Value of the Shares; (iii) Determine any other matter, which is necessary or desirable for, or incidental to administration of the Option Plan.

Notwithstanding the above, the Committee shall not be entitled to grant Options to the Optionees, however, it will be authorized to issue Shares underlying Options which have been granted by the Board and duly exercised pursuant to the provisions herein in accordance with section 112(a)(5) of the Companies Law.

4.4	The Committee shall have the authority to grant, in its discretion, to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new Option having a Exercise Price equal to, lower than or higher than the Exercise Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee or the Board may prescribe in accordance with the provisions of the Option Plan.

4.5
Subject to the Company’s Articles of Association all decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

4.6	The interpretation and construction by the Committee of any provision of the Option Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

4.7
Subject to the Company’s Articles of Association and the Company’s decision, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

5.         Designation of Participants

5.1
The persons eligible for participation in the Option Plan as Optionees shall include any employees (be them currently employed or employees who will be recruited during the life span of the Plan), directors, service providers and consultants of the Company or of any Subsidiary of the Company now exists or hereafter is organized or acquired by the Company; provided, however, that (i) Employees may only be granted 102 Options; (ii) Non-Employees may only be granted 3(i) Options; and (iii) Controlling Shareholders may only be granted 3(i) Options.

5.2
The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him/her from participating in, any other grant of Options pursuant to this Option Plan or any other option or stock plan of the Company or any of its Subsidiaries and affiliates.

5.3
Notwithstanding anything in the Option Plan to the contrary, all grants of Options to directors and office holders shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time, and any other applicable law.

6.         Designation of Options Pursuant To Section 102

6.1	The Company may designate Options granted to Employees pursuant to Section 102 as Unapproved 102 Options or Approved 102 Options.

6.2	The grant of Approved 102 Options shall be made under this Plan adopted by the Board as described in Section 15 below, and shall be conditioned upon the approval of this Plan by the ITA.

6.3	Approved 102 Option may either be classified as Capital Gain Option (“CGO”) or Ordinary Income Option (“OIO”).

6.4	Approved 102 Option elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGO.

6.5	Approved 102 Option elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIO.

6.6
The Company’s election of the type of Approved 102 Options as CGO or OIO granted to Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Option. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Option under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options simultaneously.

6.7	All Approved 102 Options must be held in trust by a Trustee, as described in Section 7 below.

6.8
For the avoidance of doubt, the designation of Unapproved 102 Options and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

6.9
With regards to Approved 102 Options, the provisions of the Plan and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Option Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Option Agreement, shall be considered binding upon the Company and the Optionees.

7.         Trustee

7.1
Approved 102 Options which shall be granted under the Plan and/or any Shares allocated or issued upon exercise of such Approved 102 Options and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

7.3
With respect to any Approved 102 Option, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, an Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance.

7.4
Upon receipt of Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Approved 102 Option or Share granted to him thereunder.

8.         Shares Reserved for the Option Plan; Restriction Thereon

8.1
The Company has reserved sufficient amount of shares authorized but unissued Shares, for the purposes of the Plan and for the purposes of any other share option plan which may be adopted by the Company in the future, subject to adjustment as set forth in Section 10 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the Plan or under the Company’s other share option plans.

8.2
Each Option granted pursuant to the Plan, shall be evidenced by a written Option Agreement between the Company and the Optionee, in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a CGO, OIO, Unapproved 102 Option or a 3(i) Option or any other kind).

8.3	All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

8.4
With regard to employees who are subject to the United States jurisdiction, the Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether an ISO or an NQSO). Notwithstanding the foregoing, no ISO may be granted to an employee in any calendar year if, as the result of such grant, the aggregate fair market value (determined as of the time each Option was granted) of the Shares for which such Optionee has been granted ISO’s under all plans of the Company and any parent, affiliate and subsidiary during that year would exceed $100,000, except and to the extent that the options shall have accumulated over a period in excess of one year. In the event an Optionee receives an Option intended to be an Incentive Stock Option which is subsequently determined not to comply with the requirements of the Code for Incentive Stock Options, the Option shall be amended, if necessary, in accordance with applicable Treasury Regulations and rulings to preserve, as the first priority, to the maximum possible extent, the status of the Option as an ISO (as defined in the Code) and to preserve, to the maximum possible extent, the number of shares subject to the Option. ISOs or portions thereof which exceed such $100,000 limit (according to the order in which they were granted) shall be treated as NQSOs.

9.         Exercise Price

9.1
The exercise price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Option Agreement will contain the Exercise Price determined for each Optionee.

9.2
The Exercise Price shall be payable upon the exercise of the Options in a form satisfactory to the Committee and in a case of 102 Options conforming to the requirements of Section 102. The Optionee shall be allowed to pay the said consideration by cheque or in cash, denoted in U.S. Dollar or in New Shekels in converted into New Shekels in accordance with the representative rate of the U.S. Dollar published by the bank of Israel as known on the date in which the Exercise Notice will be served to the company. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

An employee who is subject to the United States jurisdiction, and he/she is a “Ten Percent Shareholder” (as defined below) shall not be granted an ISO unless the Exercise Price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of the Shares at the Date Of Grant and the ISO is not exercisable after the expiration of five (5) years from the Date Of Grant.

“Ten Percent Shareholder” - a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its affiliates.

An employee who is subject to the United States tax laws, and he/she is not a Ten Percent Shareholder as defined in this section 9.2, shall not be granted an ISO unless the Exercise Price of such ISO is at least equal to the Fair Market Value.

10.       Adjustments

Upon the occurrence of any of the following described events, Optionee's rights to purchase Shares under the Plan shall be adjusted as hereafter provided:

10.1
In the case of a change in the Company’s share capital structure (including a consolidation or split of shares), adjustments shall be made to the number of shares deriving from the exercise of the Options and of the Exercise Price required.

10.2
In the case of an issue of bonus shares by the Company, The Optionee shall be entitled to receive, at the time of their exercise - in addition to the shares deriving from exercise of the Options, and without further payment - shares in the number to which he/she would have been entitled to if he/she had exercised his/her option on the eve of the date determining the issuance of the bonus shares.

10.3
Where the shareholders of the Company are offered rights to purchase any securities of the Company, the Company is required to also offer identical rights to the Optionee who have not yet exercised the Options on the date of determining the right to acquire them and which they are entitled to exercise, as if the Optionee had exercised their Options on the eve of the date determining the right to participate in the said acquisition, provided however that the Committee, in its sole discretion shall determine whether to allow the Optionee to enjoy any other benefit deriving from the said offer of securities rather than the right to purchase it in its fair market value.

10.4
The Company shall furnish written notice to the Optionee regarding any proposal presented for approval in connection with the Company’s liquidation. Each Optionee shall be entitled to give notice in writing of his/her wish to be considered as though he/she had exercised the Options (including also, acceleration and exercise of the Options for shares which could not yet otherwise have been exercised) no later than 7 days prior to adopting the resolution of liquidation. The validity of such Optionee’s notice is subject to attaching by him/her of the Exercise Price for the Exercise Shares (this sum shall be returned to the Optionee in case the liquidation resolution shall not in the end be adopted).

In the event that the Options are not exercised for shares, they shall be cancelled forthwith prior to the date of executing the liquidation, and shall be invalid and shall not vest any right whatsoever in the owner thereof.

10.5
In the event of Transaction, the unexercised Options shall be substituted by equally ranking options of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Exercise Price, and any other required changes, so as to reflect such action and all other terms and conditions of the Option Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Optionee of the Transaction in such form and method as it deems applicable at least fourteen (14) days prior to the effective date of such Transaction.

10.6
Notwithstanding the above and subject to any applicable law, the Board or the Committee shall have full power and authority to determine that in certain Option Agreements there shall be a clause instructing that, if in any such Transaction as described in section 10.5 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Options, the Vesting Dates shall be accelerated so that any unvested Option or any portion thereof shall be immediately vested as of the date which is fourteen (14) days prior to the effective date of the Transaction.

10.7
For the purposes of section 10.5 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property including cash which is fair under the circumstances.

10.8
The Optionee acknowledges that should the Company's shares be further offered in any future time to the public in any public market and/or further registered for trading in any public market and/or once the Company’s shares are delisted from trading and/or removed from registration at a public market (including the Stock Exchange) and the Company becomes once again a private Company, his/her right to sell his/her Shares may be subject to some limitations, as set forth in accordance with the law and/or by the Company’s underwriters and/or the Articles of Association of the Company (as may be varied from time to time) and/or the Company’s resolutions. The Optionee unconditionally agrees to any such limitations.

Moreover, in the event the Company shall become a private company an Optionee who exercised his/her options shall use any and all of his/her powers as a shareholder (including, but not limited to, in any shareholder’s meeting and/or in any case in which his/her voice/vote/support is requested and/or may be operated) to support and vote in favor of all decisions taken and/or recommendations proposed by the Board, including, but not limited to, any decision to merge with other company(ies) and/or sale of the Company’s assets to any other entity and/or issue/sell the Company’s shares to the public and/or registering its shares as whole or in part to an exchange or any other trade venue, and an irrevocable proxy in this respect to the person or persons designated by the Board shall be deemed as given by the Optionee who exercised his/her Option. Without derogating from the above, and if the Optionee is so requested, he/she approves to further execute any power of attorney for the effect of the aforesaid in this paragraph.

11.       Term and Exercise of Options

11.1
Options shall be exercised by the Optionee by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Exercise Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

Notwithstanding anything to the contrary herein, an Optionee shall not be entitled to exercise Options and the Company shall not be obliged to issue Shares in respect of Options, in the following instances:

(i)	between the 25th of the last month of each quarter until the end of one business day following the Company’s announcement for the financial results of the said quarter;

(ii)
four (4) business days prior to the date prescribed by the Board for eligibility for receiving dividends, and four (4) further business days prior to the date for eligibility for receiving dividends approved by the shareholders meeting of the Company;

(iii)
any period of time declared by the Board or the Committee, provided that (a) a ten (10) days advance notice is given; and (b) such periods declared pursuant to this sub-section (iii) do not exceed an aggregate of fourteen (14) business days per annum.

11.2
Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Option Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 11.5 below.

11.3
The Options may be exercised by the Optionee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 11.5 below, the Optionee is employed by or providing services to the Company or any of its Subsidiaries, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

11.4
Subject to the provisions of section 9.3 below, in the event of termination of the Optionee’s employment and/or services with the Company or a Subsidiary of the Company or a Parent Company or a successor company or a subsidiary of such successor company issuing or assuming the options in a Transaction , all Options granted to him/her will immediately expire. A notice of termination of employment and/or services by either the Company or the Optionee shall be deemed to constitute termination of employment and/or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Optionee’s Option shall not vest and shall not become exercisable.

11.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Optionee’s Option Agreement, an Option may be exercised after the date of termination of Optionee's employment or service with the Company or any Subsidiary during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates:

(i) In the event that the Optionee ceases to be employed by the Company (other than as a result of death or disability as defined below), he/she shall be entitled, until the end of a period of ninety (90) days from the termination date of his/her term of employment, and in any case by no later than the end of the relevant Expiration Date.

(ii) Notwithstanding the aforesaid, where the Optionee was dismissed in circumstances in which he/she is not entitled to severance payment, as stated in the Severance Pay Law, 5723-1963, and/or with Cause, all the Options granted to him/her pursuant to this Plan and the Option Agreement and which were not exercised for shares, shall expire. In such event of the resignation or dismissal of the Optionee, the day of sending the letter of resignation to the employer or on the day of sending the letter of dismissal to the employee, as the case may be, shall be deemed, for the purpose of this Plan, as the termination of his/her employment by the Company, regardless of the actual date on which the employment was terminated.

(iii) In the event of the termination of employment of the Optionee as a result of a Disability, the Optionee shall have the a right, until the end of a period of 12 months from the date of terminating his/her term of employment and in any event, no later than the Expiration Date, to exercise that portion of the Options allotted to him/her which may be exercised pursuant to this Agreement until the end of the term of his/her employment.

In this section: “Disability” - the inability of the Optionee to fulfill his/her position as a result of an injury and/or illness for a continued period of at least six months.

In the event of the death of The Optionee during the period of his/her employment by the Company, the estate or heirs of such Optionee shall be granted the right - until the end of a period of 12 months from the date of the Entitled Employee’s death, and in any case no later than the Expiration Date - to exercise that portion of the Options allotted to the Optionee and which may be exercised pursuant to this Plan until the date of his/her death.

For the avoidance of any doubt, a transfer of an employee from one position held in the Company or in any of its Subsidiaries to a different position in the Company or its Subsidiaries, or a transfer between different subsidiaries of the Company (including a transfer between the Company and any of its Subsidiaries) shall not be deemed as cessation of employment.

11.6
To avoid doubt, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Israeli Companies Law or any successor to such section until registration of the Optionee as holder of such Shares in the Company’s register of shareholders (or as long as the Company is listed on the Frankfurt Stock Exchange the registration of the Optionee as holder of such Shares in a Nominee Company) upon exercise of the Option in accordance with the provisions of the Plan, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 7 of the Plan.

11.7
Any form of Option Agreement authorized by the Option Plan may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, from time to time cancel all or any of the Options then subject to exercise and at its sole discretion may decide to, but is not obligated to, replace such cancelled Options by any means it may deem fit.

11.8
With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Subsidiary, the Optionee shall extend to the Company and/or its Subsidiary a security or guarantee, which shall be determined by the Company, for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

12.       Vesting

12.1
Subject to the provisions of the Plan, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Option Agreement. However, no Option shall be exercisable after the Expiration Date.

12.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

13.       Dividends

With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Optionee and held by the Optionee or by the Trustee, as the case may be, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares subject to the provisions of the Company’s Articles of Association (and all amendments thereto), and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

14.       Assignability and Sale of Options

14.1
No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action shall result in the immediate expiration of the option.

14.2
As long as the Shares are held by the trustee in favor of the Optionee, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

14.3	Employees who are subject to the United States jurisdiction shall be further subject to the following provisions:

An ISO as well as a NQSO shall not be transferable (by the Optionees in case of ISO) except by will or laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by that Optionee. Notwithstanding the foregoing, the Optionee, by delivering a written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

15.       Term of the Option Plan

The Option Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten years from such day of adoption.

16.       Amendments or Termination

The Board may at any time, but after consultation with the trustee, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

17.       Government Regulations

The Option Plan, and the granting and exercise of the Option thereunder, and the Company's obligation to sell and deliver Shares or cash under the Option, shall be subject to all applicable laws, rules and regulations, whether of the State of Israel, the United States, Germany or any other State having jurisdiction over the Company and the Optionee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or securities exchanges as may required. Nothing herein shall be deemed to require the Company to register the shares under the United States Securities Act of 1933 or under the securities law of any other jurisdiction.

18.       Continuance of Employment

Neither the Option Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ and/or service, and nothing in the Option Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ and/or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment and/or service at any time.

19.       Governing Law & Jurisdiction

This Option Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv Israel shall have sole jurisdiction in any matters pertaining to this Option Plan.

20.       Tax Consequences

20.1
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Subsidiaries, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company may require an Optionee, as a condition of exercising an Option, to pay or otherwise provide for any withholding or other taxes that may be imposed with respect to such Option or provide an approval satisfactory to the Company stating that no tax obligations shall be imposed on the Company with respect to such Option. The Company and/or its Subsidiaries and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.

20.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Optionee until all required payments have been fully made.

21.       Non-Exclusivity of the Option Plan

The adoption of the Option Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise then under the Option Plan, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

22.       Multiple Agreements

The terms of each Option may differ from other Options granted under the Option Plan at the same time, or at any other time. The Board may also grant more than one Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

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